                           EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of November, 1999, by and between Strouds, Inc. ("Employer") and Harry Brown ("Employee").

1. EMPLOYMENT AND TERM. Employer hereby employs Employee and Employee hereby accepts employment with and agrees to serve Employer in the capacities and subject to and upon the terms and conditions hereinafter set forth. The term of Employee's employment hereunder shall be the period commencing on the date hereof, subject to termination as provided in Paragraph 12 hereof, and continuing in effect until after the second anniversary of the date hereof.

2. DUTIES. Employee shall be employed by Employer as Executive Vice President, Merchandising and Marketing of Strouds, Inc. reporting to the Chief Executive Officer of Employer. Employee shall perform the duties normally associated with such position, subject at all times to the general supervision and pursuant to the orders, advice and direction of the Chief Executive Officer of Employer, and Employee shall perform such other duties as the Chief Executive Officer of Employer may reasonably assign to Employee from time to time. Employee agrees that so long as this Agreement continues in effect, Employee shall devote his full business time and energies to the business and affairs of Employer, use his best efforts, skills and abilities to promote Employer's interests, and perform the duties described herein and such other duties as may be reasonably assigned to Employee.

3. BASE SALARY. Employer shall pay Employee, and Employee hereby agrees to accept, as compensation for services rendered hereunder, a salary of Three Hundred Thousand Dollars ($300,000.00) per year ($11,538.46 bi-weekly) effective as of November 1, 1999, subject to an upward adjustment at the sole discretion of Employer. Employer shall reevaluate Employee's base salary each year. Employee understands and agrees that Employer has no obligation to increase his base salary as a result of such evaluation. However, once Employee's salary is increased, it shall not be subject to reduction without the consent of Employee (except for across-the-board salary reductions affecting all management personnel of Employer). Employee's compensation is payable in arrears in installments at such intervals as Employer pays the salaries of Employer's executive officers, subject to the termination provisions of Paragraphs 12 and 13 hereof.

4.  ANNUAL BONUS.

     (a) Employer shall pay to Employee a cash bonus for fiscal year 1999 in the amount of $75,000 to be paid May 1, 2000, subject to Employee being employed by Employer on February 29, 2000.

     (b) Effective as of March 1, 2000 and during the term of this Agreement, Employee shall participate in Employer's bonus plans, such as Strouds, Inc. Corporate Exempt Employee Incentive Plan 1998, as may be in effect from time to time in accordance with Employer's compensation practices and the terms and provisions of such plan as in effect from time to time.

     (c) Any bonus payments shall be paid as soon as practicable, but not more than 14 days, after Employer s independent public accounting firm, currently KPMG LLP, delivers its audit of Strouds, Inc. fiscal year end.

     (d) No bonus payments shall be paid to Employee with respect to a fiscal year during which this Agreement terminates pursuant to Paragraphs 12 (a),
(b), (c), (d), or (e) hereof.

     (e) To the extent any bonus payments (or portion thereof) to Employee would cause Employer's federal income tax deduction to be disallowed pursuant to Section 162(m) of the Code, or any successor thereto, the payment of such bonuses (or portion thereof) shall be deferred until such time as the payment of the bonuses is no longer subject to the limitations of Section 162(m) of the Code. During such deferral period, Employer shall credit interest on the deferred amounts at the rate of one percent (1%) above the Bank prime rate, as it may be adjusted from time to time. At such time as the aggregate amount of any deferred bonuses and accrued interest exceed One Hundred Thousand Dollars ($100,000), Employer, at Employee s written request, shall fund such amounts in a "rabbi trust" pursuant to the Internal Revenue Service's Revenue Procedure 92-64.

5.  STOCK OPTIONS.

     (a) As an inducement for Employee to enter into this Agreement, Employer shall grant Employee an option to purchase 200,000 shares of common stock (subject to adjustment as provided under any applicable stock option plans of Employer (the "Plan")) in Strouds, Inc. (the "Common Stock") with an exercise price equal to the fair market value of the Common Stock on November 1, 1999 ("Initial Grant"). On the first anniversary of such date of Initial Grant during the term of this Agreement while Employee is employed by Employer, Employer shall grant Employee an option to purchase an additional 100,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on such date. To the extent not inconsistent with the terms of this Agreement, the options shall be subject to the terms of a stock option agreement in substantially the form attached hereto as Exhibit A.

     (b) All options granted pursuant to the above provision shall vest at the rate of 25% per year on each anniversary date of the date of the grant of such options, as long as Employee remains employed by Employer on the anniversary date of the granting of such options. In the event of a Change in Control (as defined in the stock option agreement in Exhibit A), any outstanding options shall be immediately and fully vested and exercisable.

6. BENEFITS. Employer shall provide Employee with medical, hospital, surgical, disability, accidental death, travel and/or life insurance coverage, if any, on the same basis as such coverage is provided to Employer's executive officers, subject to Employee's satisfaction of any eligibility criteria for such coverage. Employee shall be entitled to participate in Employer's retirement plans, if any, on the same basis as Employer's comparable employees, subject to Employee's satisfaction of any eligibility criteria for such participation. Employee shall be entitled to four weeks paid vacation for each 12 months of employment, subject to the terms of Employer's vacation policy for employees as it now exists and as changed from time-to-time. Such vacation shall be taken at such time or times as shall not unduly disrupt the orderly conduct of business of Employer.

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7.  RELOCATION EXPENSES.

     (a) Employer (i) shall reimburse Employee for all normal and reasonable expenses (including closing costs on the sale of Employee s home in Houston, Texas such as brokers fees (not to exceed 6%), documentary stamps, transfer taxes and title insurance premiums (excluding any loss on the sale of such home) and the closing costs on the purchase of Employee's new home in southern California such as title search fees, attorney's fees, recording/notary fees, credit report, mortgage origination fees, mortgage placement fees, loan points (not to exceed 1.65%), title examination, home inspection, and other miscellaneous closing costs normally paid by the buyer) incurred by Employee in relocating his family and personal effects to California; (ii) for a period of ninety (90) days from the date hereof, shall reimburse Employee for reasonable temporary living expenses and rental costs incurred by Employee in maintaining a temporary residence near Employer's headquarters; and (iii) shall provide a relocation service to assist Employee in locating a new home in southern California.

     (b) With respect to the reimbursements set forth in Paragraph 7(a), Employer shall reimburse Employee for the amount of any federal and state income tax liabilities with respect to Employee's receipt of such reimbursements from Employer, after taking into account any deductions or other tax benefits attributable to such reimbursements.

8. INDEMNIFICATION. During the term of this Agreement and for six (6) years following the termination of Employee's employment, Employer shall extend to Employee the same indemnification arrangements and maintain directors' and officers' liability insurance as are generally provided to other similarly situated management personnel of Employer. Notwithstanding anything to the contrary, the provisions of this Paragraph 8 shall survive the termination of this Agreement and the termination of Employee's employment.

9. EXPENSES. Employer will reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in connection with his performance of services hereunder during the term of this Agreement in accordance with Employer's expense approval procedures then in effect, including, $269.23 bi-weekly for lease, insurance, maintenance and fuel of one vehicle. Air travel for business will be by coach class for domestic flights and international flights not exceeding six (6) hours. For international flights exceeding six (6) hours, air travel for business may be by business class.

10. CONFIDENTIALITY. Employee recognizes and acknowledges that in the course of Employee's employment by Employer pursuant to this Agreement, Employee will have access to or may obtain information of a secret, special and unique value to Employer concerning customers, customer lists, marketing strategies, business plans, contracts, personnel information, financial information, relationships between Employer and those persons, entities, and others with which Employer has contracted and others who have business dealings with Employer, processes, products, formulas, devices, designs, inventions, discoveries and methods of operation (collectively and individually

"Confidential Information"). Employee further recognizes and acknowledges that all Confidential Information which is now or may hereafter be in Employee's possession is the property of Employer and that protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Employer in order to protect Employer from unfair competition and irreparable harm. To protect Employer from such harm, Employee therefore agrees to make the promises set forth in this Paragraph.

     (a) PROMISE NOT TO DISCLOSE. Employee promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Employee. Employee agrees that this promise shall never expire.

     (b) PROMISE NOT TO SOLICIT. To prevent Employee from inevitably breaking this promise, Employee further agrees that, while this Agreement is in effect and for 24 months after its termination: (i) as to any customer or supplier of Employer with whom Employee had dealings or about whom Employee acquired proprietary information during his employment, Employee will not solicit or attempt to solicit the customer or supplier to do business with any person or entity other than Employer; and (ii) Employee will not solicit for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of Employer.

     (c) PROMISE NOT TO ENGAGE IN CERTAIN EMPLOYMENT. Employee agrees that, while this Agreement is in effect and for 24 months after its termination, Employee will not accept any employment or engage in any activity in the retail industry where the sale of bed and bath products exceeds twenty-five percent (25%) of the business, without the written consent of the Executive Committee of the Board, excluding Employee (the "Executive Committee"), if the loyal and complete fulfillment of Employee's duties would inevitably require Employee to reveal or utilize any Confidential Information that Employee has promised in this Paragraph 10 not to disclose, as reasonably determined by the Executive Committee. Notwithstanding any provision to the contrary in this Agreement, this promise shall only be enforceable while Employee is receiving payments pursuant to Paragraph 13(b).

     (d)  RETURN OF CONFIDENTIAL INFORMATION.   When Employee's employment
with Employer ends, Employee will promptly deliver to Employer or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings and copies thereof relating to any Confidential Information in Employee's possession or control.

     (e) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. To prevent the inevitable use or disclosure of Confidential Information, Employee promises that, before Employee discloses or uses information and before Employee commences employment, solicitations or any other activity that could possibly violate the promises made by Employee in this Paragraph 10, Employee will discuss his proposed actions with the Executive Committee, who will advise Employee whether his proposed actions would violate these promises.


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11.  RELIEF.  It is recognized that in the event of Employee's breach of
Paragraph 10, the damages resulting from such breach would be difficult, if not impossible, to ascertain and that Employer would be subject to irreparable injury therefrom. It is agreed, therefore, that Employer, in addition to and without limiting any other remedy or right it may have, shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from violation of any of said covenants, such right to injunctive and equitable relief to be cumulative and in addition to whatever other remedies Employer may have in the premises, including the recovery of damages from Employee.

12. BASES FOR TERMINATION. This Agreement and the employment of Employee hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions:

     (a)  the expiration of the term specified in Paragraph 1 hereof;

     (b)  the death of Employee;

     (c) the voluntary resignation of Employee, without Good Reason (as defined below), by giving Employer at least 60 days written notice of termination;

     (d) Employee s disability, subject to the Employee's right to receive a disability benefit as provided in Paragraph 6 hereof, if any;

     (e) the election of Employer to terminate Employee's employment for Cause. For purposes of this Agreement, "Cause" shall mean (i) a determination by Employer or the Board in its sole discretion exercised in good faith that there has been (A) willful and continued failure by Employee to substantially perform his duties with Employer (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after Employee's issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (B) willful and continued failure by Employee to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after Employee's issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties; (ii) Employee's willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to Employer; or (iii) Employee's willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to Employer; provided that, in each case of (i), (ii) or (iii), Employee has received written notice of the described activity, has been afforded a reasonable opportunity to cure, or correct the activity described in the notice (provided such circumstances


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
are curable or capable of correction), and has failed to substantially cure, correct or cease the activity, as appropriate. No act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith;

     (f) the election of Employer to terminate Employee's employment upon the entry of any order for relief in respect of Employee under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or similar law of any jurisdiction now or hereafter in effect;

     (g) the election of Employee to terminate for Good Reason at any time by giving Employer written notice of termination. For purposes of this Agreement, "Good Reason" shall mean, without Employee's express consent, the occurrence of any of the following circumstances unless, in the case of subparagraphs 12(g)(i), (iii) or (iv), such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the date of Employee's termination of this Agreement:

          (i) the assignment to Employee of any duties which are materially inconsistent with the position in Strouds, Inc. that Employee held on the date hereof, a significant alteration in the nature or status of Employee's responsibilities or the conditions of Employee's employment or any other action by Employer that results in a material diminution in Employee's position, authority, title, duties or responsibilities;

          (ii) the relocation of Employer's offices at which Employee is principally employed on the date hereof to a location outside the greater Los Angeles metropolitan area;

          (iii) Employer's material breach of the provisions in this Agreement;

          (iv) Employer's reduction of Employee's base salary as provided in Paragraph 3 (except for across-the-board salary reductions similarly affecting all management personnel of Employer); or

          (v) the removal of Employee from the position of Executive Vice President, Merchandising and Marketing.

     (h) the election of Employer to terminate Employee's employment without Cause.

     (i) Any termination of this Agreement pursuant to subparagraphs (a), (b) or (c) above, shall be effective on the expiration date of this Agreement or the date of death or resignation, as the case may be. Any termination pursuant to subparagraphs (d), (e), (f), (g), or (h) shall be effective immediately upon delivery of notice of termination to Employee or Employer, as the case may be. For purposes of this Agreement, the term "disability" shall mean a physical or mental illness or injury of a permanent nature which prevents Employee from performing his essential duties and other services which he is employed to perform, even with reasonable accommodation. Employer


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
and Employee will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to Employer's operation. It is the parties' intent to comply with the Americans with Disabilities Act and the California Fair Employment and Housing Act with respect to disability.

13. PARTIES' RIGHTS AND OBLIGATIONS UPON TERMINATION. Except as noted hereinafter, upon the expiration or earlier termination of this Agreement Employer's sole obligation shall be to pay Employee or Employee's estate any compensation remaining unpaid through the effective date of termination, and, in the case of the death of Employee, to pay to Employee's estate or designated beneficiary the insurance benefits to which they are entitled, if any, and Employee shall have no other right to wages, salaries, bonuses, benefits (except as required by COBRA), fees, commissions, non-vested stock options, expenses not yet incurred of the types specified in Paragraph 9 hereof, severance pay, or debt or equity interest in Employer not already owned by Employee. The parties' rights and obligations on expiration or earlier termination of this Agreement are further limited as follows:

     (a)  If this Agreement is terminated pursuant to subparagraphs 12(b),
(c), (d), (e), (f), (g), or (h) Employer shall be obligated to pay Employee's salary and earned but unused vacation, prorated on a daily basis, through the date of termination.

     (b)  If this Agreement is terminated pursuant to subparagraphs 12 (f),
(g) or (h), Employer shall be obligated to pay to Employee, in addition to the obligations set forth in subparagraph 13(a), Employee's base salary and targeted bonus in effect at the time of termination, for a period of 12 months (the "Severance Period"), which shall be paid in equal installments at the same intervals as Employee has been paid during his employment by Employer; PROVIDED, HOWEVER, that Employee shall be required to seek reasonably comparable employment or self-employment during the Severance Period and any compensation or other benefits received by Employee from such employment or self-employment during the Severance Period shall offset the obligations of Employer pursuant to this subparagraph 13(b). Employee shall promptly notify Employer of any employment or self-employment after the termination of Employee's employment with Employer and any compensation or other benefits received from such employment or self-employment during the Severance Period. Employee shall not be restricted from seeking or accepting employment, except as limited by Paragraph 10(c).

     (c) If by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") any payment or benefit received or to be received by Employee (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with Employer or Affiliate (as defined below) (collectively with the Contract payments, "Total Payments") would not be deductible (in whole or part) by Employer, an Affiliate or other person making such payment or providing such benefit, then any payment, benefit or distribution by Employer to the Employee (or acceleration thereof) pursuant to this subparagraph (the "Severance Payments") shall be reduced (to zero if necessary) and if the Severance

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Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by Employer by reason of Section 280G of the Code. For purposes of this limitation, (1) no portion of the Total Payments the receipt or enjoyment of which Employee has effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account;
(2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Employee does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (3) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (2), and (4) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this subparagraph
(c), the term "Affiliate" means Employer's successors, any Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Employer within the meaning of Section 1504 of the Code.

     (d) The respective rights and obligations of Employer and Employee pursuant to Paragraphs 10 and 11 hereof, shall survive the expiration or earlier termination of this Agreement.

14. INVESTMENT OPPORTUNITIES. Subject to Board approval, Employer shall provide Employee and other management personnel of Employer with the opportunity to acquire at the time of formation of any internet joint venture by Employer not more than an aggregate amount of 10% of the equity interest in such joint venture upon such terms and conditions as the Board may determine.

15. PERSONS BOUND. This Agreement shall inure to the benefit of and be binding upon Employee, his legal representatives and testate or intestate distributes, and Employer, its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by Employer.

16. NOTICES. Any notice or request required or permitted under this Agreement shall be in writing and given or made by hand delivery or registered or certified mail, return receipt requested, addressed to Employer or to Employee at Employer's then principal place of business, with a copy to Employee at Employee's home address, as set forth on the records of Employer, or to either party hereto at such other address or addresses as such party may from time to time specify for the purpose in a notice similarly given to the other party.

17. NO WAIVER, MODIFICATION. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of


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any other or subsequent breach of the same or any other term or condition.  No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the other party against whom such waiver or modification is to be enforced.

18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in said State.

19. DISPUTES. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof or to Employee's employment by Employer, including without limitation any dispute relating to the termination of this Agreement or Employee's employment, if not otherwise settled by the parties hereto, shall be finally settled by arbitration to be held in Los Angeles, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties hereto hereby consent to personal jurisdiction in Los Angeles, California with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties hereto. Judgment upon said award may be entered in any court having jurisdiction thereof. In the event that any arbitration or other proceeding shall be brought by Employee or Employer in respect of an alleged breach by or default in the performance of the other party hereto, each party shall bear his or its own attorneys' fees and costs associated with or arising from such arbitration or other proceeding. Notwithstanding the foregoing, Employer may institute and prosecute to judgment in any court having jurisdiction an action, suit or proceeding for equitable or injunctive relief under Paragraph 11 hereof and Employee shall reimburse Employer for all reasonable costs and expenses (including attorneys' fees) incurred by Employer, if successful, in connection therewith.

20. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, or written or oral, express or implied, if any, between Employer and Employee. No representation, condition, provision or term related to or connected with this Agreement exists, or has been relied upon by either party hereto except as specifically set forth herein.

21. EMPLOYEE S WARRANTY. Employee represents and warrants to Employer that Employee is not bound by any agreement or subject to any restriction which would interfere with or prevent Employee from entering into and carrying out this Agreement.

22. SEVERABILITY. The invalidity of all or any part of any paragraph or subparagraph of this Agreement shall not render invalid the remainder of this Agreement or of any such paragraph or subparagraph.







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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

Date:  12/10/99                           STROUDS, INC.
       --------                           By:  /s/ Charles Chinni
                                          Title:  CEO



Date:                                     /s/ Harry Brown
       --------                           ---------------
                                          Harry Brown









































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